                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number     000-27555
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                            Illuminet Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


                                4501 Intelco Loop
                             Lacey, Washington 98503
                                 (360) 493-6000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, $0.01 par value per share
       Right to Purchase Series B Participating Cumulative Preferred Stock
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            (Title of each class of securities covered by this Form)


                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [X]           Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6              [ ]
      Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Illuminet Holdings, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 13, 2001                BY:  /s/ Stratton D. Sclavos
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                                             Stratton D. Sclavos
                                             Chief Executive Officer/President